Exhibit 99.1

PRO FORMA FINANCIAL DATA

Icoria, Inc. (formerly Paradigm Genetics, Inc.) and TissueInformatics.Inc Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements give effect to the merger of the Icoria, Inc., formerly Paradigm Genetics, Inc., (“Icoria”) and TissueInformatics.Inc in a transaction to be accounted for as a purchase with the Icoria, Inc. treated as the acquirer. The unaudited pro forma condensed combined statement of operations combines the historical statements of operation of Icoria, Inc. and TissueInformatics.Inc for the nine-months ended September 30, 2004, giving effect to the merger as if it occurred on January 1, 2004, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

These unaudited pro forma condensed combined statement of operations is for informational purposes only. It does not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Icoria, Inc. allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to TissueInformatics.Inc’s business, including results from ongoing contracts, the assumptions and estimates herein could change significantly. Furthermore, the parties expect to have additional expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma condensed combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, including the related notes, of Icoria, Inc. and TissueInformatics.Inc covering these periods.

Icoria, Inc (formerly Paradigm Genetics, Inc.) and TissueInformatics.Inc Combined Unaudited Pro Forma Statement of Operations For the Nine-months Ended September 30, 2004

	Icoria, Inc	TissueInformatics .Inc	Adjustments		Combined
Revenues:
Commercial partnerships and government contracts	$17,072,935	$—			$17,072,935
Grant	1,189,484	—			1,189,484

Total revenues	18,262,419	—			18,262,419

Operating expenses:
Research and development	20,555,039	499,607			21,054,646
Selling, general and administrative	7,909,653	690,060	$(28,154 136,510	)(A) (B)	8,708,069

Total operating expenses	28,464,692	1,189,667			29,762,715

Loss from operations	(10,202,273)	(1,189,667)			(11,500,296)

Interest income	163,605	5,394			168,999
Interest expense	(336,505)	(511)			(337,016)

Net interest (expense) income	(172,900)	4,883			(168,017)

Net loss from continuing operations	$(10,375,173)	$(1,184,784)			$(11,668,313)

Loss per share from continuing operations – basic and diluted	$0.29	$0.35			$0.32
Weighted average common shares outstanding – basic and diluted	35,325,423	3,402,839			36,197,946

Notes To Unaudited Pro Forma Condensed Combined

Financial Statements

1. Description of Transaction and Basis of Presentation

On March 11, 2004, Icoria, Inc. (formerly Paradigm Genetics, Inc.) (“Icoria”) and TissueInformatics.Inc completed a merger transaction in which TissueInformatics.Inc was merged with and into Icoria in a transaction accounted for as a purchase under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of TissueInformatics.Inc were recorded as of the acquisition date, at their fair values and added to those of Icoria The reported financial condition and results of operations of Icoria will reflect these values, but will not be restated retroactively to reflect historical financial position or results of operations at TissueInformatics.Inc. Under the terms of the merger agreement, each share of TissueInformatics.Inc common stock, Series A preferred stock and Series B preferred stock outstanding at the closing of the merger was exchanged for approximately 0.085, 0.057 and 0.184 shares of Icoria. common stock, respectively, plus cash in lieu of fractional shares. In addition, each option to purchase TissueInformatics.Inc common stock outstanding at the closing of the merger was assumed by Icoria and thereafter constituted an option to acquire the number of shares of Icoria common stock determined by multiplying the number of shares of TissueInformatics.Inc common stock subject to the option immediately prior to the merger by approximately 0.085, rounded down to the nearest whole share, with an exercise price equal to the exercise price of the assumed TissueInformatics.Inc option divided by approximately 0.085, rounded up to the nearest whole cent. The former shareholders and option holders of TissueInformatics.Inc may also be entitled to receive up to approximately 2.4 million additional shares of Icoria common stock subject to performance milestones as specified in the merger agreement.

2. Purchase Price

An estimate of the purchase price is as follows:

Fair value of the Company’s common stock and options	$4,844,000
Fair value of the Company’s shares issuable subject to performance milestones	1,108,000
Assumed debt	197,000
Acquisition costs	564,000

Total purchase price	$6,713,000

The fair value of the Company’s shares used in determining the purchase price was $1.36 per share based on the average of the closing price of the Company’s common stock for the period two days before through two days after the announcement of the merger on March 11, 2004.

The estimated purchase price has been allocated to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of December 31, 2003:

Cash	$2,521,000
Other current and long-term assets	230,000
Property, plant and equipment	901,000
Acquired identifiable intangible assets	3,559,000
Assumed debt and other liabilities	(498,000)

Total purchase price	$6,713,000

The allocation of the purchase price is based on a third-party valuation of significant identifiable intangible assets acquired. The amount allocated to acquired identifiable intangible assets has been attributed to TissueInformatics.Inc’s core automated pathology software technology and customer base. The estimated fair value attributed to software technology and customer base will be amortized over 5 years, which is the estimated period over which cash flows will be generated from these intangible assets. Upon the resolution of all contingencies related to the additional 2.4 million shares issuable based on performance milestones, the purchase price and related allocation will be reassessed. In the event that the fair value of the contingent shares issued differs from the $1,108,000 contingent purchase consideration recognized as of September 30, 2004, the intangible assets recorded for the acquisition will be adjusted.

3. Pro forma adjustments

(A)	To adjust amounts related to TissueInformatics.Inc’s capitalized patent costs to conform TissueInformatics.Inc’s accounting policy Icoria’s accounting policy for patents.

(B)	To reflect the amortization of acquired identifiable intangible assets.